CSC LEASING COMPANY

Lease Proposal For

BTCS Inc.

Equipment:

CSC Leasing Company (“Lessor”) will lease to BTCS Inc. (“Lessee”), the Equipment with an estimated total purchase price of $325,000.00. Lessor will purchase the Equipment from the vendor(s) and lease the Equipment to Lessee under an operating lease based on the following proposed terms:

Basic Rate and Term:

The Basic Monthly Lease Rates shall be as follows:

$11,267.00 per month for a 36 month lease term.

Security Deposit:

Lessee shall pay to Lessor 2 advanced payments as a security deposit for the Lease Schedule, which is not offset against the monthly l ease payments during the lease term. The Security Deposit is subject to forfeiture should Lessee default on any of its payment obligations as specified in the Master Equipment Lease Agreement.

Other Terms:

●	This Lease Proposal is subject to favorable financial review.

●	An ACH draft account is required for the monthly lease payments unless otherwise waived by the Lessor.

●	Lessor’s Master Lease Agreement and the related Lease Schedule shall set forth the governing terms and conditions of the proposed operating l ease.

Upgrades, Renewal, and Termination:

The Lessee may upgrade and add new or used equipment to the Lease Schedule at any time during the Lease Term. At the end of the Lease Term, the Lessee may terminate the Lease Schedule with no further obligation per the terms and conditions of the Master Equipment Lease Agreement; renew the Lease Schedule (“Extension”) for a Lease Term and Monthly Lease Rate mutually agreed; or purchase (“Buyout”) the Equipment at the then fair market value.

Lessee Responsibilities:

The Lessee is responsible for all applicable taxes, maintenance, installation, and de-installation costs; cost of transportation and insurance of Equipment in transit from the vendor to the shipping destination, (FOB Origin); and UCC filing fees of $5.00 per month for the executed Lease Schedule.

Proposal Expiration:

This proposal expires on 12/21/2015 12:00:00 AM unless accepted in writing prior to that time, or extended in writing by the Lessor.

Accepted by and Agreed to by:	/s/ Charles Allen
BTCS Inc., Authorized Signature

Charles Allen, ECO
Printed Name & Title of Authorized Signor

Submitted by Jonathan Price on December 14, 2015.

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